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                                                                    EXHIBIT 10.8

                        SEPARATION AGREEMENT AND RELEASE

      This Agreement, executed as of March 24, 2003 ("Effective Date"), is between BAM! Entertainment, Inc., a Delaware Corporation (the "Company") and Bernard Stolar, an individual ("Stolar").

                                 R E C I T A L S

      A. Stolar is an employee of the Company and has worked as the Company's President and Chief Operating Officer as set forth in the Executive Employment Agreement executed by and between Company and Stolar dated January 21, 2002 (the "Employment Agreement");

      B. As an incentive for Stolar's services to the Company, Stolar was granted options to purchase shares of Common Stock of the Company (the "Option Shares") pursuant to the following agreements: (i) an option agreement dated January 22, 2002 for 250,000 shares of Common Stock of the Company; (ii) an option agreement dated September 12, 2002 for 50,000 shares of Common Stock of the Company; and (iii) an option agreement dated December 13, 2002 for 70,000 shares of Common Stock of the Company (the "Option Agreements");

      C. Stolar is resigning from the Company effective as of March 14, 2003 (the "Termination Date"). Stolar's employment relationship with the Company shall end effective as of Termination Date and Stolar has agreed to provide consulting services to the Company for six (6) months following the Termination Date; and

      D. Company, its Affiliates, and Stolar desire to resolve all claims as described in this Agreement and thereby avoid the expense and uncertainty of litigation. "Affiliate" shall be defined as any entity that directly or indirectly controls, is controlled by, or is under common control with Company, including but not limited to BAM! Entertainment Limited and BAM! Studio [Europe] Limited.

      NOW THEREFORE, for adequate consideration, the amount and sufficiency of which is acknowledged by the parties, the parties agree as follows:

      1. Termination. Stolar's employment and all offices then held with Company shall terminate as of the Termination Date. After the Termination Date, neither Company nor Stolar shall owe each other any compensation or obligations except as set forth in this Agreement or Section 6 of the Employment Agreement. After the Termination Date, the Employment Agreement shall be terminated except that
Section 6 of the Employment Agreement and any referenced sections cited therein (including, Section 3(f) regarding indemnification, Section 7b regarding interference with business and solicitation of employees of the Company, Section 8a regarding dispute resolution and Exhibit B regarding Proprietary Information and Inventions) shall

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survive termination of the Employment Agreement, as set forth in Section 6 of the Employment Agreement.

      2. Waiver of Advance Written Notice. Company hereby waives the sixty (60) day advance written notice which Stolar was required to give Company pursuant to
Section 5a of the Employment Agreement. Company also waives the provisions of
Section 8b of the Employment Agreement.

      3. Consulting Services. In exchange for the promises in this Agreement, Stolar agrees to provide consulting services as reasonably requested by the Company during the six (6) months following the Termination Date (the "Consulting Period"). Such consulting services shall not exceed twenty-one (21) hours per week, unless mutually agreed by the parties. Stolar shall not be entitled to any compensation from the Company other than the compensation set forth in this Agreement. The Company agrees to indemnify, defend and hold harmless Stolar against any liability incurred by, or claims made against, Stolar within the course and scope of the consulting services provided by Stolar. The Company shall reimburse Stolar for all reasonable business expenses incurred in the performance of his consulting services in accordance with the Company's expense reimbursement guidelines.

      4. Severance. Stolar shall not be entitled to receive any severance from the Company as set forth in the Employment Agreement.

      5. Vested/Unvested Shares. On the Termination Date, (i) all the Option Shares become vested shares on the Termination Date and shall be exercisable during the Consulting Period and thee (3) months thereafter. Stolar shall have no right to exercise the Option Shares beyond three (3) months after the end of the Consulting Period. Stolar acknowledges that the Option Shares designated as Incentive Stock Option shall be treated as Incentive Stock Option shares only to the extent allowable by law. For example, some Option Shares shall be treated as Non-Qualified Stock Option shares because of the acceleration in the preceding sentence and any Option Shares exercised more than three (3) months following the Termination Date will be treated as Non-Qualified Stock Option shares. Except as set forth herein, the remaining terms and conditions set forth in the Option Agreement shall remain in effect.

      6. PTO Reimbursement. Stolar hereby acknowledges that he has no accrued, unused paid time off ("PTO") as of the Termination Date and he is not entitled to PTO upon termination.

      7. Cobra. Following the Termination Date, Stolar shall be entitled to receive the benefit continuation required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") at his own cost. Stolar is solely responsible for electing COBRA and making timely payments to the health insurance carrier in accordance with the terms of the health insurance plan and applicable law.



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      8. Obligations.

      8.1 Nondisparagement. Stolar shall not disparage Company products, the Company, any Affiliate, or any of Company's officers or employees. The Company agrees that neither its Board members nor officers shall disparage Stolar.

      9. Stolar Release.

            9.1 General Release. Stolar and his representatives, heirs, successors, and assigns do irrevocably and unconditionally release and forever discharge Company, any Affiliate, and its and their present and former representatives, successors, and assigns (collectively, the "Stolar Released Parties") from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured, which Stolar may now have or has ever had (collectively, the "Stolar Released Claims") arising out of the employment relationship between the parties, including the termination of that relationship.

            9.2 Scope of Release. By way of example and not in limitation of the foregoing, Stolar Released Claims include any claim based on a contract, any employment or wrongful discharge claim, any tort claim (e.g., emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, fraud or negligence), any claim related to disability and any claim based on a federal, state or local law including Age Discrimination in Employment Act (which prohibits age discrimination in employment), Title VII of the Civil Rights Act of 1964, which prohibits discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act, which prohibits discrimination based on disability, the California Fair Employment and Housing Act, which prohibits discrimination based on race, religion, creed, color, national origin, ancestry, disability, medical condition, marital status, sex, age or sexual orientation; or any other federal, state, or local common law, statute, regulation, or law of any other type. Stolar Released Claims shall also include, but not be limited to, claims for wages, severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other fringe benefit. Stolar likewise releases Company from any and all obligations for attorneys' fees incurred in regard to the above claims or otherwise.

            9.3 Excluded Claims. The only claims not included in the Stolar Released Claims are (i) any claims based on obligations created by or reaffirmed in this Agreement; (ii) rights, if any, to government-provided unemployment benefits, vested retirement benefits or COBRA benefits; (iii) any previously filed workers' compensation claims; (iv) any right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; (v) any claims that arise after this Agreement is executed; and (vi) any claims for indemnification under applicable law. Stolar acknowledges that he has not sustained any physical or emotional injury within the scope of employment for Company except for claims that have already been filed with Company's workers' compensation carrier.



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            9.4 Age Discrimination Claims. Stolar understands and agrees that, by entering into this Agreement, (i) he is waiving any rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (ii) he has received consideration beyond that to which he was previously entitled; (iii) he has been advised to consult with an attorney (at his own cost) before signing this Agreement; and (iv) he has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) days prior to his execution of the Agreement. Stolar may revoke this Agreement (by written notice to Employer) for a period of seven
(7) days after his execution of the Agreement, and it shall become enforceable only upon the expiration of this revocation period without prior revocation by Stolar.

            9.5 Waiver of Unknown Claims. The parties understand and agree that the Stolar Released Claims include not only claims presently known to Stolar, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Stolar Released Claims as described in Section 9. Stolar understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but he nevertheless waives any claims or rights based on different or additional facts. Stolar knowingly and voluntarily waives any and all rights or benefits that he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code or any other similar federal, state, or local common law, statute, regulation, or law of any other type. Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

      10. Company Release.

            10.1 General Release. The Company, on behalf of itself, its Affiliates and its and their present and former successors, representatives and assigns, hereby agree to and do irrevocably and unconditionally release and forever discharge Stolar and his executors, heirs, representatives and assigns (the "Company Released Parties"), from any and all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or unmatured (the "Company Released Claims"), which the Company has or may have ever had against Stolar as of the date of execution of this Agreement by the Company. The terms Company Released Parties and Stolar Released Parties shall collectively be referred to as "Released Parties" and the terms Company Released Claims and Stolar Released Claims shall collectively be referred to as "Released Claims".

            10.2 Waiver of Unknown Claims. The parties understand and agree that the Company Released Claims include not only claims presently known to Company, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Company

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Released Claims as described in Section 10.1. Company understands that it may hereafter discover facts different from what it now believes to be true, which if known, could have materially affected this Agreement, but it nevertheless waives any claims or rights based on different or additional facts. Company knowingly and voluntarily waives any and all rights or benefits that it may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code or any other similar federal, state, or local common law, statute, regulation, or law of any other type. Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

            10.3 Excluded Claims. The only claims not included in the Company Released Claims are (i) any claims based on obligations created by or reaffirmed in this Agreement; (ii) any claims that arise after this Agreement is executed;
(iii) any claims for indemnification under applicable law; and (iv) any claims based on willful and material misconduct. For the purpose of this Agreement only, "willful and material misconduct" shall mean (1) Stolar willfully engaged in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud and embezzlement; (2) the events or circumstances were unknown to the Company's Board of Directors and officers; and (3) the resulting damage to the Company exceeds or will exceed $100,000 in value.

      11. Covenant Not to Sue. Stolar and Company each agree to withdraw with prejudice all complaints or charges, if any, filed against any Released Parties with any agency or court. Stolar and Company each agree that they will never file any lawsuit or complaint against any Released Parties based on the Released Claims. Stolar and Company each agree never to seek any damages, remedies, or other relief for themselves (any right to which each party hereby waives) by filing or prosecuting a charge with any administrative agency with respect to any Released Claim. Stolar and Company have not assigned or transferred any Released Claim.

      12. Nonadmission. The parties understand and agree that this is a compromise settlement of disputed claims and that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by either party. The liability for any and all claims is expressly denied by Company and Stolar.

      13. Dispute Resolution. The parties agree that any dispute, suit, action, or proceeding between Stolar (and his attorneys, successors, and assigns) and the Company (and its Affiliates, shareholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating to this Agreement shall be governed by the dispute resolution terms set forth in Section 8 of the Employment Agreement.

      14. Press Release. Any press release related to Stolar's resignation shall be mutually agreed upon by both parties.



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      15. Miscellaneous Provisions.

            15.1 Notices. Any notice under this Agreement must be in writing and shall be effective upon delivery by hand or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Company or to Stolar at the corresponding address below. Stolar shall be obligated to notify Company in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this Section.

                Company's Notice Address:  BAM! Entertainment, Inc.
                                           333 West Santa Clara Blvd., Suite 716
                                           San Jose, CA 95113
                                           Attn: Chief Financial Officer

                Stolar's Notice Address:   Bernard Stolar
                                           2811 Vallejo St.
                                           San Francisco, CA 94123

            15.2 Integration. The parties understand and agree that the preceding Sections recite the sole consideration for this Agreement; that no representation or promise has been made by Stolar, Company, or any other Released Parties on any subject whatsoever, except as expressly set forth in this Agreement; and that all agreements and understandings between the parties on any subject whatsoever are embodied and expressed in this Agreement. This Agreement shall supersede all prior or contemporaneous agreements and understandings among Stolar, Company, and any other Released Parties, whether written or oral, express or implied, with respect to any subject whatsoever, including without limitation, any employment-related agreement or benefit plan, except to the extent that the provisions of any such agreement or plan have been expressly referred to in this Agreement as having continued effect (including the Option Agreements and Section 6 of the Employment Agreement and any referenced sections cited therein).

            15.3 Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

            15.4 No Effect on Company Benefits. This Agreement shall not limit Company's right to modify or terminate any of its benefit plans or policies at any time in its sole discretion.

            15.5 Assignment; Successors and Assigns. Stolar agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Stolar represents that he has not previously assigned

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or transferred any claims or rights released by him pursuant to this Agreement.
Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of any Released Parties. This Agreement shall not benefit any other person or entity except as specifically enumerated in this Agreement.

            15.6 Severability. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

            15.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California.

            15.8 Attorneys' Fees. Each side is to bear his/its own attorneys' fees and costs.

            15.9 Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

            15.10 Representation by Counsel. The parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement;
(ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each party's own judgment and not on any representations or promises made by the other party, other than those contained in this Agreement.

            15.11 Counterparts. This Agreement may be executed in counterparts and by facsimile signature with the same force and effect as if all original signatures were set forth in a single document.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]




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      The parties have duly executed this Agreement as of the date first written above.

                                           COMPANY:

                                           BAM! Entertainment, Inc.


                                           By:      /s/ S M Ambler
                                                -------------------------
                                           Its:     CFO / VP Finance
                                                -------------------------


                                           STOLAR:


                                                 /s/ Bernard Stolar
                                           ------------------------------
                                           Bernard Stolar

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